      As filed with the Securities and Exchange Commission on April 15, 1998


                           Registration No. 333-42937

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                      UICI
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                       75-2044750
 --------------------------------------------                 ------------
(State or other jurisdiction of incorporation                (IRS Employer
            or organization)                               Identification No.)

 4001 McEwen Drive, Suite 200, Dallas, Texas                    75244
 -------------------------------------------                    ------
  (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:  (972) 392-6700

                 Vernon R. Woelke                                  Vernon R. Woelke
            4001 McEwen Drive, Suite 200                     4001 McEwen Drive, Suite 200
                Dallas, Texas 75244                              Dallas, Texas 75244
                  (972) 392-6700                                   (972) 392-6700
(Name, address, including zip code and telephone number,     (Copies of Communications to)
       including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: X
                              ___

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item ll(A) (1) of this Form, check the following box:
                                        ___

     If this Form is filed to register additional securities for an offering pursuant to the Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                              ___

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                        ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
                                 ___





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 912,017 SHARES
                                      UICI
                                  COMMON STOCK



         The shares offered hereby (the "Shares") consist of 912,017 shares of common stock, par value $0.01 per share (the "Common Stock"), of UICI, a Delaware corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the 'Selling Stockholders') identified herein. See "Selling Stockholders and Plan of Distribution." The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.



         The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Selling Stockholders and Plan of Distribution".



         The Company's Common Stock trades on the NASDAQ National Market tier of The NASDAQ Stock Market under the symbol UICI. On April 14, 1998, the closing sale price of the Common Stock was $34 5/8 per share.



THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is April 17, 1998.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                      Page                                                          Page
                                                                Selling Stockholders and Plan of
Available Information..............................    2        Distribution......................................   10
                                                      ----                                                          ----
Incorporation of Certain Documents
  by Reference.....................................    3        Description of Capital Stock.......................  11
                                                      ----                                                          ----

The Company........................................    4        Experts............................................  12
                                                      ----                                                          ----

Risk Factors.......................................    6        Legal Matters......................................  12
                                                      ----                                                          ----

Use of Proceeds....................................    9
                                                      ----

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Company's securities are quoted on the NASDAQ National Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:


         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 26, 1998.


         (b) The Company's Quarterly Reports on Form 10-Q for quarters ended March 31, 1997 filed on May 15, 1997, June 30, 1997 filed on August 13, 1997, and September 30, 1997 filed on November 13, 1997.

         (c) The registration statement on Form 8-A filed on March 17, 1986, which discusses the terms of the Common Stock as updated by Quarterly Report on 10-Q for quarter ended June 30, 1996 filed on August 13, 1996.

         Each document filed subsequent to the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Investor Relations, UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244-5082, (telephone number (972) 392-6700).

                                   THE COMPANY

         UICI and subsidiaries (the "Company") is a diversified financial services company which offers insurance and financial services to niche consumer markets. The Company also provides technology and outsourcing solutions to the insurance and health services community.

         The Company issues health insurance policies to the self-employed and student markets. For the self-employed market, which includes self-employed individuals and individuals who work for small businesses with five or fewer employees, the Company offers a range of health insurance products. Catastrophic hospital and basic hospital-medical expense plans are tailored to an insured's individual needs and include managed care options such as a Preferred Provider Organization ("PPO") plan as well as other coverage modifications. The Company markets these products through "dedicated" agency sales forces, consisting of over 5,000 independent contractors who primarily sell the Company's products. For the student market, the Company offers tailored insurance programs which generally provide single school year coverage to individual students primarily at universities but also at public and private schools for kindergarten through grade 12. In this market, the Company sells its products through in-house account executives who focus on colleges and universities on a national basis. Health insurance premiums were $653.9 million in 1997, or 68% of the Company's total revenues.

         The Company issues life and annuity insurance products to selected niche markets and acquires blocks of life insurance and annuity policies from other insurers on an opportunistic basis. The life and annuity insurance policies issued by the Company are marketed through a dedicated agency sales force. In addition, the Company assists individuals with no, or troubled, credit experience in obtaining a nationally recognized credit card. This product is marketed through a sales force of independent contractors. The Company also offers a variety of services and technologies focused on lower cost associated with healthcare administration. The Company has acquired a real estate organization that is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest and Midwest areas of the United States.

         Through a series of acquisitions, the Company entered the student loan business in 1997 where its goal is to provide financial solutions for college students and the educational institutions they attend. In order to accomplish this goal, the Company offers an integrated package of student loans, student loan servicing, and student insurance.

         Also in 1997, the Company acquired a provider of motor club services to motorists. The Company markets and provides over 450,000 members with benefits such as road and towing assistance, trip routing, emergency travel assistance, and accident related indemnity benefits.

         At its inception in 1984, the Company's business consisted solely of coinsurance of health and term life insurance policies sold by United Group Association, Inc. ("UGA Inc.") agents to the self-employed market and issued by subsidiaries of AEGON USA, Inc. (together with its subsidiaries, "AEGON"). Principally through acquisitions of insurance companies and blocks of life insurance and annuity policies, and the development of the underwriting and administrative capabilities to issue insurance policies directly, the percentage of the Company's total revenues in 1997 relating to the coinsurance business decreased to 21% from 72% in 1986 (although in absolute terms such revenues continued to increase over prior years).

         On April 1, 1996 the Company acquired AEGON's underwriting, claims management and administrative capabilities related to products coinsured by the Company. In connection with this transaction, UGA Inc. agents began to market health insurance products of the Company rather than the coinsured product. See "Health Insurance -- Coinsurance Arrangements." Effective January 1, 1997, the Company acquired the agency force ("UGA") and certain assets of UGA Inc. for a price equal to the net book value of the tangible assets acquired and assumed certain agent commitments of $3.9 million. UGA Inc. is owned 100% by the Company's President and Chairman of the Board ("Chairman"). The tangible assets acquired consist primarily of agent debit balances, a building, and related furniture and fixtures having a net book value of $13.1 million, which approximates fair market value of the tangible assets. The elimination of the sharing of business with AEGON and the acquisition of the agency force are expected to have a positive impact on the long term future of the Company.

         The Company's principal subsidiaries through which the business of the Self-Employed Agency Division, Student Insurance Division and the Life Insurance and Annuity Division are conducted are The MEGA Life and Health Insurance Company ("MEGA"), which is wholly-owned by the Company, Mid-West National Life Insurance Company of Tennessee ("Mid-West"), in which the Company owns 99% of the outstanding stock, and The Chesapeake Life Insurance Company ("Chesapeake"), in which the Company owns 78% of the outstanding stock. MEGA is an insurance company domiciled in Oklahoma and is licensed to issue health, life and annuity insurance policies in all states except New York. Mid-West is an insurance company domiciled in Tennessee and is licensed to issue health, life and annuity insurance policies in Puerto Rico and all states except Maine, New Hampshire, New York, and Vermont. Chesapeake is an insurance company domiciled in Oklahoma and is licensed to issue health and life insurance policies in all states except New Jersey, New York and Vermont. The claims paying ability rating of MEGA and Mid-West were upgraded to AA- from A+ by Duff & Phelps Credit Rating Co. in February 1998. MEGA is currently rated "A (Excellent)," Mid-West is currently rated "A- (Excellent)," and Chesapeake is currently rated "B++ (Very Good)" by A.M. Best. A.M. Best's ratings currently range from "A++ (Superior)" to "F (Liquidation)." A.M. Best's ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

         The business of the Credit Services Division is conducted primarily through United Credit National Bank and Specialized Card Services, Inc., both wholly-owned subsidiaries, and United Membership Marketing Group, LLC ("UMMG"), in which the Company owns 88% of the outstanding equity.

         The Company entered the student loan business in May 1997 through the formation of Educational Finance Group, LLP ("EFG") in which it acquired a 63.6% interest for $20.0 million and contributing its student marketing operations. In November 1997, EFG acquired a campus-based student loan servicing business for a purchase price of $22.5 million. In December 1997, the Company exchanged 922,956 shares of its stock for 100% of the stock of ELA Corp. ("ELA"), a company which markets student loans.

         The motor club business is conducted through National Motor Club of America, Inc. ("Motor Club") which is licensed to do business in 47 states. Motor Club was acquired in August 1997 in a $40.0 million cash transaction. Effective January 1, 1997, the Company acquired the remaining interest of its subsidiaries Insurdata Incorporated ("Insurdata") and UICI Insurance Administrators, Incorporated ("UAI"), formerly Insurnational Insurance Administrators Inc., based on a predetermined formula price of $15.1 million. The Company acquired a majority interest in Insurdata and UAI in October 1995.

         In November 1996, the Company acquired through a privately negotiated stock exchange agreement 100% of Amli Realty Co. ("ARC"). ARC is a full-service real estate organization whose principal investment is a 11% equity interest in Amli Residential Properties Trust, a publicly traded real estate investment trust. The Company, including ARC, has a 14% equity interest in Amli Residential Properties Trust.

         The Company's principal executive offices are located at 4001 McEwen Drive, Suite 200, Dallas, Texas 75244. Its telephone number is (972) 392-6700.


                                  RISK FACTORS

         The following information, in addition to the other information contained in this Prospectus, should be considered carefully by prospective purchasers of the Common Stock in evaluating the Company, its business and an investment in the shares of Common Stock offered hereby. Certain statements set forth herein or incorporated by reference herein from the Company's filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following:

HEALTH CARE REFORM

         Many proposals have been introduced in Congress and various state legislatures to reform the present health care system. Some of these proposals are specifically directed at the small group health care market, which could affect the Company's principal business. At the state level, a number of states have passed or are considering legislation that would limit the differentials in rates that carriers could charge between new business and renewal business and with respect to similar demographic groups. Legislation also has been adopted or is being considered that would make health insurance available to all small groups by requiring coverage of all employees and their dependents, by limiting the applicability of pre-existing conditions exclusions, by requiring carriers to offer a basic plan exempt from certain mandated benefits as well as a standard plan and by establishing a mechanism to spread the risk of high risk employees to all small group carriers.

         At the federal level, several competing proposals have been introduced or passed in Congress. One law which was introduced by Senators Nancy Kassebaum and Edward Kennedy (the "Kassebaum-Kennedy legislation") was passed in 1996. The Kassebaum-Kennedy legislation builds upon state initiatives by guaranteeing "group-to-individual" portability. Under the legislation, any person governed by a group insurance plan for at least eighteen months will, on leaving the group plan, have the right to buy an individual policy from any insurance company selling individual health insurance policies in that person's state regardless of whether that person has a preexisting condition. This provision could result in the Company insuring individuals who under the Company's current underwriting standards would not be insured by the Company, which could have a material adverse effect on the Company.

         The Company is unable to predict when or whether any federal or state proposals, or some combination thereof, will be enacted or, if enacted, the likely impact on the Company. It is possible, however, that the enactment of such health care reform legislation could adversely affect the Company's results of operations. The Company has ceased issuing or coinsuring insurance in the self-employed market in several states as a result of legislative developments.

INCREASING HEALTH CARE COSTS

         The Company's profitability from health insurance depends in large part on its ability to predict and effectively manage claims related to health care costs. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursements also have caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond any company's control and may limit the Company's ability to predict and control health care costs and claims.

REGULATION

         The Company's insurance subsidiaries, and the manner in which their businesses are conducted, are subject to extensive regulation in their domiciliary states and the other states in which they do business. Such regulation is primarily intended to protect policyholders rather than investors. Federal regulation, such as the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), also affects the manner in which the Company's insurance subsidiaries conduct their business. Certain of the Company's subsidiaries, and the manner in which their businesses are conducted, are also subject to regulation not directly related to the business of insurance, including regulation of student loans and the marketing of credit cards.

         Compliance with legal or regulatory restrictions limits the ability of the Company's subsidiaries to conduct their operations. A failure to comply may subject the affected subsidiary to a loss or suspension of a right to engage in certain businesses or business practices, criminal or civil fines, an obligation to make restitution or pay refunds or other sanctions, which could adversely affect the manner in which the Company's subsidiaries conduct their businesses and the Company's results of operations.

         State and federal regulation is continually changing and the Company is unable to predict whether or when any such changes will be adopted. It is possible, however, that the adoption of such changes could adversely affect the manner in which the Company's subsidiaries conduct their business and the Company's results of operations.

RELIANCE ON KEY MANAGEMENT

         The Company relies on its senior management, including Mr. Ronald L. Jensen, Chairman of the Board, President and Chief Executive Officer, and the executives who are responsible for the business of the Company's various divisions. Such executives are given substantial responsibility for their respective divisions. The loss of the services of any of these persons could have a material adverse effect on the Company's results of operations.

CONFLICTS OF INTERESTS WITH MR. JENSEN AND JENSEN-OWNED COMPANIES

         Mr. Jensen owns approximately 18% of the Common Stock as of the date of this Prospectus. The Company depends on certain relationships with other companies owned by Mr. Jensen. The interests of Mr. Jensen, and companies in which Mr. Jensen owns an interest may conflict with the interests of the Company, including with respect to the amount of compensation payable by the Company and the freedom of Mr. Jensen and such companies to engage in other activities, and with respect to any negotiations of, disputes under, or breaches of, any such agreements or arrangements. Certain officers and employees of the Company, in addition to Mr. Jensen, also serve as officers or directors of, or provide services to other companies in which Mr. Jensen owns an interest.

         Mr. Jensen, and other companies in which Mr. Jensen owns an interest have engaged in a number of financial and other transactions with the Company. The Board has adopted a policy that all material transactions in which there may be a conflict of interest between the Company and Mr. Jensen are reviewed and approved by a majority of the independent members of the Board.

CONTROL BY JENSEN FAMILY

         Mr. Jensen beneficially owns approximately 18% of the outstanding Common Stock and remains the Company's largest stockholder. In addition, his adult children, directly and through Onward and Upward, Inc., own approximately 13% of the Common Stock. Accordingly, Mr. Jensen can be expected to have the ability to control the direction of the Company.

COMPETITION

         The Company operates in highly competitive industries. The Company's insurance divisions compete with large national insurers, regional insurers and specialty insurers, many of which are larger and have substantially greater financial resources or higher A.M. Best ratings than the Company. In addition to claims paying ratings, insurers compete on the basis of price, breadth and flexibility of coverage, ability to attract and retain agents and the quality and level of agent and policyholder services provided. The Company's other divisions compete with financial services companies, managed care consultants, and third party administrators, among others. Many of the competitors may have greater financial resources, broader product lines or greater experience in particular lines of business. The Institutional Technology and Outsourcing Division has only recently been formed and therefore competes with other companies with significantly greater experience in highly competitive markets. There can be no assurance that the Institutional Technology and Outsourcing Division will be successful competing in such markets.

ADEQUACY OF CLAIMS LIABILITIES

         The liability for claims established by the Company are estimates of amounts needed to pay reported and unreported claims based on facts and circumstances known at the time the liabilities are established. Liabilities are based on historical claims information, industry statistics and other factors. The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's claims liability and have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating claims liabilities, it has been necessary, and may in the future be necessary, to revise estimated future liabilities as reflected in the Company's claims liability. When the Company acquires blocks of insurance policies or insurers owning such blocks, the Company's assessment of the adequacy of transferred policy liabilities is subject to similar uncertainties. The Company has not had a revision in claims liabilities in the last five years which resulted in recording an increase in the liability for prior years.

CERTAIN RISKS ASSOCIATED WITH CREDIT CARD BUSINESS

         There are certain risks associated with the credit card business. The primary risk involves the possibility of future economic downturns causing an increase in credit losses. The Company currently targets the market of individuals with no, or troubled, credit experience, for which market there is generally limited historical loss information available. Accordingly, the Company has experienced, and expects to continue to experience, higher credit losses than industry averages. While the Company does not directly bear the risk of credit losses on securitized credit card loans, certain risks are associated with the securitized loans, including the risk of early amortization upon the occurrence of certain events, which could accelerate the need for funding. The Company's ability to sustain the recent rate of growth in its credit card portfolio is dependent upon the success of its marketing programs.

RISKS ASSOCIATED WITH STUDENT LOAN BUSINESS

         The Company has certain risks associated with the Student Loan business. The changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures to reduce the federal budget deficit may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally, the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

INVESTMENT PORTFOLIO

         The Company's investment portfolio primarily consists of fixed maturity securities such as investment grade publicly traded debt securities and mortgage and asset backed securities, including collateralized mortgage obligations. At December 31, 1997, approximately 73% and 12% of the Company's invested assets were fixed maturity securities and short term investments, respectively. Fixed maturity securities were approximately 73% fixed income and 27% mortgage and asset backed securities. Certain risks are inherent in connection with fixed income securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Certain additional risks are inherent with mortgage-backed securities, including the risks associated with reinvestment of proceeds due to prepayments of such obligations.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                          SELLING STOCKHOLDERS AND PLAN
                                 OF DISTRIBUTION


         In December 1997, the Company acquired through a negotiated merger agreement 100% of ELA Corp. ("ELA"). The Company issued 922,956 shares of its Common Stock for all of the outstanding Common Stock of ELA, of which 566 were subsequently cancelled pursuant to post closing adjustment as per agreement. ELA provides marketing and pre-disbursement servicing of college student loans made under the Federal Family Education Loan Program. The 912,017 shares offered hereby consist of the Common Stock issued by the Company to the stockholders of ELA pursuant to the merger agreement.



         The following table sets forth as of April 14, 1998, information regarding the beneficial ownership of the Company's Common Stock held by each Selling Stockholder who may sell the Shares pursuant to this Prospectus as of such date, the number of Shares offered hereunder by each such Selling Stockholder and the net ownership of shares of Common Stock, if all such Shares so offered are sold by each Selling Stockholder.



                                               Beneficial Ownership                        Beneficial Ownership
                                                 Before Offering                             After Offering
                                            -------------------------                      --------------------
                                                                             Shares
               Name of Selling                                               Offered                 Percentage
                 Stockholder                  Shares(1)    Percentage        Hereby        Shares     of UICI
                 ------------               ------------   ----------        -------       ------    ----------
Marcus A. Katz                                   465,129      1%              465,129         -0-           (3)
Cary S. Katz                                  260,569(2)       (3)         260,569(2)         -0-           (3)
Ryan D. Katz                                     186,319       (3)            186,319         -0-           (3)
RK Trust #2                                       32,564       (3)             32,564         -0-           (3)


(1) Except as otherwise noted, all shares are beneficially owned and sole voting and investment power is held by party named.

(2) Includes 32,564 shares held by RK Trust #2. Cary S. Katz is the trustee of RK Trust #2 .

(3)      Less than 1%.

         Except as described below, none of the selling stockholders have held within the most three years any position, office or other material relationship with the Company or its affiliates. Prior to the Company's acquisition of ELA, the selling stockholders were stockholders of ELA and, in the case of Marcus A. Katz, Cary S. Katz, and Ryan D. Katz, officers and directors of ELA and have been employed by the Company.


         Each of the Selling Stockholders may sell his, her or its Shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Broker/dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection will such resales may pay to or receive commissions from the purchasers of such Shares. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer.


         The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

         The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be underwriters, under the Act, they must comply with Rules l0b-6 and 10b-7 under the Exchange Act, and will, among other things:

         (a) not engage in any stabilization activities in connection with the Company's securities;

         (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

         (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock par value $0.01 per share.


          As of April 14, 1998, the Company had outstanding 46,228,941 shares of Common Stock.



Common Stock

         The Company has not paid cash dividends on its Common Stock to date. The Company currently intends to retain all future earnings to finance continued expansion and operation of its business and subsidiaries. Any decision as to the payment of dividends to the stockholders of the Company will be made by the Company's Board of Directors and will depend upon the Company's future results of operations, financial condition, capital requirements and such other factors as the Board of Directors considers appropriate.

Transfer Agent

         The Transfer Agent and registrar for the Common Stock is UICI.


                                     EXPERTS


         The consolidated financial statements of UICI appearing in UICI's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                  LEGAL MATTERS


         The validity of the Common Stock offered hereby will be passed upon for the Company by Robert B. Vlach, General Counsel of the Company. Mr. Vlach is the beneficial owner of 24,217 shares of Common Stock.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS


                                 OTHER EXPENSES

Item 14.  Other Expenses of Issuance and Distribution (1)

         Securities and Exchange Commission registration fee:       9,246
         Accounting fees and expenses:                              7,500
         Legal fees and expenses:                                  10,000
         Blue Sky fees and expenses:                                1,000
         Miscellaneous:                                             1,000
                                                                  -------
                                                                  $28,746


         (1) All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the Selling Stockholders.


                                 INDEMNIFICATION

Item 15.  Indemnification of Directors and Officers

         (a) The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

         (b) Article 8.08 of the By-Laws of the Company provides for indemnification of, and the advancement of expenses which may become subject to indemnification under the By-Laws to, directors and officers and any person who served at the Company's request as a director or officer of another corporation. The indemnification and advancement of expenses provisions contained in the By-Laws are not exclusive of any other rights.

EXHIBITS SCHEDULES
Item 16.  Exhibits.


Exhibit                                                                              Page
Number                        Description of Exhibit                                Number
-------                       ----------------------                                ------
 2.1     Plan of Reorganization of United Group Insurance Company, as subsidiary of United Group Companies, Inc. and Plan and Agreement of Merger of
         United Group Companies, Inc. into United Insurance Companies, Inc.
         filed as Exhibit 2-1 to the Registration Statement on Form S-1, File
         No. 33-2998, filed with the Securities and Exchange Commission on
         January 30, 1986 and incorporated by reference herein.

3.1(A) Certificate of Incorporation of UICI, as amended, filed as Exhibit 3.1 to the Form 10-Q dated June 30, 1996, filed on August 13, 1996, File
         No. 0-14320, and incorporated by reference herein.

3.2(A)*  Restated By-Laws of UICI

4.1      Refer to Exhibits 3.1 and 3.2 to this Registration Statement

5.1*     Opinion of Robert B. Vlach, Esquire

10.32*   Agreement dated December 6, 1997 by and between UICI, UICI Acquisition
         Corp, ELA Corp., and Marcus A Katz, Cary S. Katz, Ryan D. Katz, and RK
         Trust #2.

23       Consent of Ernst & Young LLP

23.2*    Consent of Robert B. Vlach, Esquire (contained in his opinion filed as
         Exhibit 5.1 to this Registration Statement).

24.1*    Powers of Attorney (included on signature page of this Registration
         Statement).

27       Financial Data Schedule.



-------------
*Previously filed.

UNDERTAKINGS
Item 17.  Undertaking.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 (except as set forth in paragraphs (c) and (d) therein) of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, or claims to the extent covered by contracts of insurance) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                                 Provided, however, that paragraphs (a)(i) and
                                 (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on April 15, 1998.


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      UICI


                                              By  /s/ Vernon R. Woelke
                                                  ---------------------------
                                                  Vernon R. Woelke
                                                  Vice President


         Pursuant to the requirements of Securities Exchange Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capabilities indicated on April 15, 1998.



 /s/ Ronald L. Jensen*                           Chairman of the Board, President
---------------------------------------          (Principal Executive Officer)  and Director
               Ronald L. Jensen


 /s/ Warren B. Idsal                             Vice President (Principal Financial Officer
---------------------------------------          and Principal Accounting Officer)
               Warren B. Idsal


/s/ Vernon R. Woelke                             Vice President, Treasurer and Director
---------------------------------------
               Vernon R. Woelke


 /s/ Richard J. Estell*                          Executive Vice President and Director
---------------------------------------
               Richard J. Estell


 /s/ Gary L. Friedman*                           Director
---------------------------------------
               Gary L. Friedman


 /s/ J. Michael Jaynes*                          Director
---------------------------------------
               J. Michael Jaynes


 /s/ Charles T. Prater*                          Vice President and Director
---------------------------------------
               Charles T. Prater


-----------------
* By Power of Attorney

/s/ Vernon R. Woelke
---------------------------------------
               Vernon R. Woelke
               (Attorney-in-Fact)


                               INDEX TO EXHIBITS

Exhibit
Number                        Description of Exhibit
-------                       ----------------------
 2.1     Plan of Reorganization of United Group Insurance Company, as subsidiary of United Group Companies, Inc. and Plan and Agreement of Merger of
         United Group Companies, Inc. into United Insurance Companies, Inc.
         filed as Exhibit 2-1 to the Registration Statement on Form S-1, File
         No. 33-2998, filed with the Securities and Exchange Commission on
         January 30, 1986 and incorporated by reference herein.

3.1(A) Certificate of Incorporation of UICI, as amended, filed as Exhibit 3.1 to the Form 10-Q dated June 30, 1996, filed on August 13, 1996, File
         No. 0-14320, and incorporated by reference herein.

3.2(A)*  Restated By-Laws of UICI

4.1      Refer to Exhibits 3.1 and 3.2 to this Registration Statement

5.1*     Opinion of Robert B. Vlach, Esquire

10.32*   Agreement dated December 6, 1997 by and between UICI, UICI Acquisition
         Corp, ELA Corp., and Marcus A Katz, Cary S. Katz, Ryan D. Katz, and RK
         Trust #2.

23       Consent of Ernst & Young LLP

23.2*    Consent of Robert B. Vlach, Esquire (contained in his opinion filed as
         Exhibit 5.1 to this Registration Statement).

24.1*    Powers of Attorney (included on signature page of this Registration
         Statement).

27       Financial Data Schedule.



-------------
*Previously filed.